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                                                                      EXHIBIT 18

October 7, 1997

Retirement Care Associates, Inc.
6000 Lake Forrest Drive, Suite 200
Atlanta, Georgia 30328

Gentlemen:

     We are providing this letter to you for inclusion as an exhibit to your Form 10-K/A filing for the year ended June 30, 1996, pursuant to Item 601 of Regulation S-K.


     We have read management's justification for the change of method of accounting for facility supplies inventories from expensing when purchased to capitalizing (using the cost basis) and expensing as used, contained in the Company's Form 10-K/A for the year ended June 30, 1996. Based on our reading of the data and discussions with Company officials about the business judgment and business planning factors relating to the change, we believe management's justification to be reasonable. Accordingly, in reliance on management's determination as regards elements of business judgment and business planning, we concur that the newly adopted accounting principle described above is preferable in the Company's circumstances to the method previously applied.



                                          /s/ Cherry, Bekaert & Holland, L.L.P.


                                            -------------------------

                                                Cherry, Bekaert &
                                                  Holland, L.L.P.


Greensboro, North Carolina